                                                                   EXHIBIT 10.16





                           ASSET PURCHASE AGREEMENT

                                    among

                              STRAWBERRIES INC.,
                              RECORD TOWN, INC.
                                     and
                    TRANS WORLD ENTERTAINMENT CORPORATION

                        Dated as of September 24, 1997

                              TABLE OF CONTENTS

                                                                          Page

SECTION 1.  DEFINITIONS                                                      2
        1.1     General Terms                                                2
        1.2     Accounting Terms                                             7
        1.3     Other Definitional Conventions                               7

SECTION 2.  PURCHASE AND SALE OF ASSETS; LIABILITIES                         7
        2.1     Assets to be Transferred                                     7
        2.2     Excluded Assets                                              8
        2.3     Additional Purchased Assets                                  9
        2.4     Assignability and Consents                                   9
        2.5     Assumed Liabilities                                          9
        2.6     Excluded Liabilities                                        10

SECTION 3.  PURCHASE PRICE                                                  12
        3.1     Purchase Price                                              12
        3.2     Adjustment of Purchase Price                                13
        3.3     Allocation of Purchase Price                                13

SECTION 4.  CLOSING                                                         13
        4.1     General                                                     13
        4.2     Deliveries by the Debtor                                    13
        4.3     Deliveries by the Purchaser                                 14
        4.4     Other Documents to be Delivered                             15

SECTION 5.  REPRESENTATIONS AND WARRANTIES                                  15
        5.1     Representations and Warranties of Debtor                    15
        5.2     Representations and Warranties of Purchaser                 20
        5.3     General                                                     21

SECTION 6.  CONDITIONS                                                      21
        6.1     Conditions to Purchaser's Obligations                       21
        6.2     Conditions to Debtor's Obligations                          22
        6.3     Conditions to all Obligations                               23

SECTION 7.  COVENANTS                                                       24
        7.1     Confidentiality                                             24
        7.2     Access                                                      24
        7.3     Further Assurances; Customer and Supplier Relationships     24
        7.4     Transfer Taxes                                              25
        7.6     Maintenance of Insurance                                    25
        7.7     Accounts Receivable                                         25
        7.8     Name Change Filings                                         26
        7.9     WARN Act Obligations                                        26
        7.10    Press Releases and Disclosure                               26
        7.11    Cooperation in the Defense of Claims                        26
        7.12    Regulatory Approvals                                        27
        7.13    Purchased Lease Covenants                                   27

SECTION 8.  TERMINATION                                                     28
        8.1     Termination                                                 28
        8.2     Effect of Termination                                       28

SECTION 9.  INDEMNIFICATION                                                 30
        9.1     Indemnification by the Purchaser                            30
        9.2     Indemnification by the Debtor                               30
        9.3     Notice of Claim; Right to Participate in and Defend
                    Third Party Claim                                       31
        9.4     Termination                                                 32

SECTION 10.  MISCELLANEOUS                                                  32
        10.1    Amendments                                                  32
        10.2    Entire Agreement                                            32
        10.3    Governing Law                                               32
        10.4    Notices                                                     33
        10.5    Counterparts                                                33
        10.6    Assignment                                                  34
        10.7    Waivers                                                     34
        10.8    Severability                                                34
        10.9    Construction                                                34
        10.10   Third Parties                                               34
        10.11   Schedules and Exhibits                                      34
        10.12   Headings                                                    34
        10.13   References to Agreements                                    34
        10.14   Remedies Not Exclusive                                      35

                            EXHIBITS AND SCHEDULES

Exhibits
--------

Exhibit A       Form of Instrument of Assignment and Assumption and Bill of Sale

Exhibit B       Form of Assignment and Assumption of Lease

Exhibit C       Form of Occupancy Agreement

Exhibit D       Form of Guaranty (Trans World)

Exhibit E       Procedures for the Physical Inventory Count

Schedules
---------

Schedule 2.1(E)     Real Property Leases

Schedule 2.1(I)     Purchased Contracts

Schedule 2.2(D)     Excluded Assets

Schedule 2.4        Material Consents

Schedule 3.3        Allocation of Purchase Price

Schedule 5.1(A)     Jurisdictions that Debtor is Qualified as a Foreign
                    Corporation

Schedule 5.1(E)     Encumbrances on Purchased Assets

Schedule 5.1(G)     Litigation Matters

Schedule 5.1(I)     Intellectual Property

Schedule 5.1(J)     Material Permits

Schedule 5.1(L)     Debtor Employee Plan Matters

Schedule 5.1(O)     Taxes

Schedule 5.1(Q)     Brokers, Finders and Agents (Debtor)

Schedule 5.1(R)     Insurance Matters

Schedule 5.1(S)     Material Consents Not Obtained

Schedule 5.2(B)     Required Governmental Consents (Purchaser)

Schedule 5.2(C)     Brokers, Finders and Agents (Purchaser)

                           ASSET PURCHASE AGREEMENT

                This Asset Purchase Agreement, made as of September 24, 1997 (this "Agreement"), is among Strawberries Inc., a Delaware corporation (the "Debtor"), Record Town, Inc., a New York Corporation (the "Purchaser"), and Trans World Entertainment Corporation, a New York corporation ("Trans World").

                           PRELIMINARY STATEMENTS:
                           -----------------------

                1. The Debtor is engaged in the business of the retail distribution of pre-recorded music and other home entertainment products, including compact discs, audio and video cassettes and cassette and compact disc holders (the "Business").

                2. On February 19, 1997 (the "Petition Date"), the Debtor and Strawberries Holding, Inc., a Delaware corporation ("Strawberries Holding"), filed petitions for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. SS 101-1330 (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware. The bankruptcy cases are currently pending before the United States District Court for the District of Delaware (the "Court") and are being jointly administered under Case No. 97-309
(RRM) (collectively, the "Chapter 11 Case"). The Debtor is currently operating the Business as debtor-in-possession under the authority of Sections 1107(a) and 1108 of the Bankruptcy Code.

                3. On August 19, 1997, the Debtor and Trans World entered into a letter of intent (the "Letter of Intent") to provide, among other things, for the payment of a break-up fee in favor of Trans World under certain circumstances specified in the Letter of Intent. On the same date, the Court entered an order authorizing the Debtor to enter into the Letter of Intent and approving the break-up fee provisions thereof.

                4. The Purchaser desires to purchase from the Debtor, and the Debtor desires to sell to the Purchaser, substantially all of the Debtor's assets, properties, rights and interests.

                5. The Debtor desires to transfer to the Purchaser, and the Purchaser desires to accept and assume from the Debtor, certain liabilities and obligations of the Debtor specifically disclosed in this Agreement.

                6. The execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement are conditioned, among other things, upon the entry of an order of the Court approving this Agreement and the transactions contemplated by this Agreement under sections 363 and 365 of the Bankruptcy Code (the "Sale Order").

                                  AGREEMENT:
                                  ---------

                    In consideration of the foregoing and the mutual agreements contained in this Agreement, the Debtor and the Purchaser agree as follows:

SECTION 1.  DEFINITIONS
            -----------

            SECTION 1.1 General Terms.   When  used  in  this  Agreement,  the
                        -------------

following terms have the following meanings:

                "Accounts Receivable" means (i) all trade and customer accounts and notes receivable arising out of the sale of goods or the rendition of services (including, without limitation, all amounts due (including any established reserves) from credit card issuers and credit card processors), (ii) all unused and unapplied credits and refunds relating to inventory (and any associated vendor advertising programs) purchased by the Debtor after the Petition Date and relating to any other post-Petition Date liability or obligation being assumed under Section 2.5(A), (iii) all amounts receivable in connection with employee loans and the Debtor's manager conference and (iv) any payments received with respect to the foregoing after the Closing Date, unpaid interest accrued thereon and any security or collateral relating thereto.

                "Affiliate" means any Person that directly, or indirectly through one or more entities, controls, is controlled by or is under control with the person specified or, directly or indirectly, is related to or otherwise associated with any such Person.

                "Agreement" means this Asset Purchase Agreement.

                "Assumed Liabilities" has the meaning set forth in Section 2.5.

                "Bankruptcy Code" has the meaning set forth in the second Preliminary Statement.

                "Business" has the meaning set forth in the first Preliminary Statement.

                "Chapter 11 Case" has the meaning set forth in the second Preliminary Statement.

                "Claim" has the meaning assigned to such term in section 101(5) of the Bankruptcy Code.

                "Closing" means the date and time at which the Debtor consummates the sale, assignment, transfer and delivery of the Purchased Assets to the Purchaser as provided in this Agreement by the contemporaneous (i) execution and delivery by the Debtor of the documents and instruments referred to in Section 4.2, (ii) delivery by the Purchaser of the documents and payments provided in Sections 3.1 and 4.3 and (iii) delivery by the Debtor, the Purchaser and the other Persons referred to in this Agreement of the additional documents referred to in Section 4.4.

                "Closing Date" means the business day following the day on which notice is given by the Debtor to the Purchaser or by the Purchaser to the Debtor that all of the conditions contained in Section 6 have been satisfied or waived by the Debtor or the Purchaser, as the case may be, or at such other time and on such other day as is mutually agreed upon in writing by the parties to this Agreement.

                "Consents" means all consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Purchased Assets and to consummate and make effective the transactions contemplated by this Agreement.

                "Contracts" means all contracts, agreements, commitments, instruments, guaranties, bids, orders and proposals to which the Debtor is a party (including, without limitation, the Leases).

                "Court" has the meaning set forth in the second Preliminary Statement.

                "Debtor" means Strawberries Inc., a Delaware corporation.

                "Debtor Employee Plans" has the meaning set forth in Section 5.1(L).

                "Deposit" means the $500,000 deposit made by Trans World with the Debtor under the Letter of Intent as an earnest money deposit and maintained in a segregated, interest-bearing account.

                "DOJ" means the Antitrust Division of the United States Department of Justice.

                "Environmental Law" means any and all laws, statues, judgments, orders, decrees, ordinances, rules, regulations, permits, concessions, grants, franchises or licenses regulating Hazardous Materials, health, safety, the environment or the release of any Hazardous Material into the environment.

                "Equipment Leases" means all of the Debtor's interest in the machinery and equipment used or held for use by the Debtor under equipment leases (other than the Debtor's point of sale equipment or AS400 computer system).

                "Excluded Assets" has the meaning set forth in Section 2.2.

                "Excluded Liabilities" has the meaning set forth in Section 2.6.

                "FTC" means the Federal Trade Commission.

                "Fixed Assets" means all machinery, equipment, furniture, fixtures, motor vehicles, leasehold and other improvements and other tangible personal property, including, without limitation, the Equipment Leases included in the Contracts; provided, that "Fixed Assets" does not include any leasehold or other improvements on property subject to real property leases listed on
Schedule 2.2(D) that cannot be removed without damaging the underlying property.

                "Foothill Facility" has the meaning set forth in Section 3.1.

                "Governmental Authority" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal state, local or foreign court or arbitrator.

                "H-S-R Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

                "Hazardous Materials" means any chemical, substance, material, object, condition, waste or combination thereof known to be hazardous to human health or safety or to the environment due to its reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or properties or effects including, without limitation, all of those defined or regulated by any Environmental Law.

                "Intellectual Property" means all know-how, trademarks, service marks, trade names (including all right, title and interest of the Debtor in and to the names "Strawberries," "Waxie Maxie's" and all derivations thereof), designs, logos, art work, copyrights, patents, licenses, developments, research data, designs, technology, test procedures, marketing plans, processes, confidential information and all other intellectual and intangible property rights, inventions (whether or not patentable), discoveries, business methods and trade secrets of the Debtor whatsoever (and applications for, and extensions and reissuances of, any of the foregoing and rights therein).

                "Inventory" means all of the Debtor's inventories of products, work-in-process, finished goods, raw materials and supplies.

                "Leased Real Property" means all of the Debtor's rights and incidents of interest in and to any deposits or other security given or made in respect of the Real Property Leases and all of the buildings, structures, improvements, fixtures and other property attached thereto or located thereon.

                "Leases" means the Real Property Leases and the Equipment
Leases.

                "Letter of Intent" has the meaning set forth in the third Preliminary Statement.

                "Liens" means any mortgage, lien, pledge, security interest, charge and other encumbrances other than Permitted Liens.

                "Losses" has the meaning set forth in Section 9.1.

                "Material Adverse Effect" means a material adverse effect on the Business or in the condition or value of the Purchased Assets, in each case taken as a whole, other than as has been previously forecasted and disclosed to the Purchaser by the Debtor.

                "Material Consent" means any Consent (i) needed in connection with the Real Property Leases or the Contracts listed on Schedule 2.1(I) or (ii) of which the failure to obtain could reasonably be expected to have a Material Adverse Effect.

                "Permits" means all licenses, permits, approvals, franchises, authorizations, variances, waivers or consents issued to the Debtor by any Governmental Authority.

                "Permitted Lien" means all easements and similar rights of third parties and all defects in title that do not, individually or in the aggregate, have a Material Adverse Effect.

                "Person" means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority.

                "Petition Date" has the meaning set forth in the second Preliminary Statement.

                "Purchased Assets" has the meaning set forth in Section 2.1.

                "Purchase Price" has the meaning set forth in Section 3.1.

                "Purchaser" means Record Town, Inc., a New York corporation.

                "Real Property Leases" means the real property leased by the Debtor under the real property leases listed on Schedule 2.1(E) and the additional real property leases identified by the Purchaser under the terms of
Section 2.3.

                "Records" means all books, records, ledgers, files, documents, forms, correspondence, lists, plats, drawings, diagrams, designs, creative materials, advertising and promotional materials (including, without limitation, catalogs, brochures, customer and supplier lists, manuals, handbooks and labels and packaging), studies, reports and other printed or written materials (including, without limitation, any of such materials held or produced by third parties for the Debtor) relating to the Business or the Purchased Assets (including, without limitation, any confidential or other business information that has been reduced to writing or other medium).

                "Sale Order" has the meaning set forth in the sixth Preliminary Statement.

                "Strawberries Holding" means Strawberries Holding, Inc., a Delaware corporation of which the Debtor is a wholly owned subsidiary.

                "Taxes" means income, gross receipts, property, sales, use, license, excise, franchise, employment, social security, governmental pension or insurance, withholding or similar taxes or contributions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                "Termination Date" means October 31, 1997.

                "Third Party Claim" has the meaning set forth in Section 9.3(A).

                "Trans World" means Trans World Entertainment Corporation, a New York corporation of which the Purchaser is a wholly owned subsidiary.

                "Warehouse Facility" means the Debtor's warehouse, administrative and office facility located in Milford, Massachusetts.

                "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

            SECTION  1.2  Accounting Terms.  Any accounting terms used in this
                          ----------------
Agreement which are not specifically defined in this Agreement have the meanings customarily given them in accordance with generally accepted accounting principles, as in effect in the United States from time to time.

            SECTION 1.3 Other Definitional Conventions.
                        ------------------------------
(A) The words "hereof", "herein", "hereunder" and "hereto" and words of similar import when used in this Agreement refer to this Agreement as a whole and not any particular provision of this Agreement, and section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified.

(B) All terms defined in this Agreement in the singular have comparable meanings when used in the plural and vice versa, unless otherwise specified.

SECTION 2.  PURCHASE AND SALE OF ASSETS; LIABILITIES
            ----------------------------------------

            SECTION 2.1 Assets to be Transferred.  Subject to the terms of the
                        ------------------------
Sale Order, the provisions set forth in Section 6 and sections 363 and 365 of the Bankruptcy Code, at the Closing and effective as of the Closing Date, the Purchaser will purchase and acquire from the Debtor, and the Debtor will sell, assign, convey, transfer and deliver to the Purchaser (except as described in Section 2.2), all of the assets, properties, rights and interests of the Debtor, free and clear of all Liens, wherever situated, including, without limitation, the following (collectively with the additional assets, properties and interest acquired under Section 2.3, the "Purchased Assets"):

            (A) all cash on hand (including, without limitation, any and all cash in the possession of, controlled by, or held in any bank account or safe deposit box maintained by the Debtor), certificates of deposit, bankers' acceptances, commercial paper and government or other securities of any kind;

            (B) all Inventory, including, without limitation, all Inventory located at the Warehouse Facility and the leased real property listed on Schedules 2.1(E) and 2.2(D);

            (C) all Accounts Receivable;

            (D) all Fixed Assets;

            (E) the Real Property Leases, including the Leased Real Property;

            (F) all Records;

            (G) all Intellectual Property;

            (H) all Permits;

            (I) all Contracts identified on Schedule 2.1(I);

            (J) all rights arising from advance payments, prepaid expenses, prepaid rents (including any prepaid fixed rents) and deposits made to or owing from suppliers, licensors, utilities, taxing authorities (to the extent related to the overpayment of sales or use taxes and net of any offsets) and landlords (other than security deposits made in connection with real property leases listed on Schedule 2.2(D)), but excluding any such rights and claims that are created by actions taken by the Debtor after the Closing Date that are outside the ordinary course of business or do not relate to the transactions contemplated by this Agreement;

            (K) all unfilled purchase and sale orders (including releases of quantities pursuant thereto);

            (L) all rights and benefits of the Debtor in, to or under all insurance policies maintained by the Debtor for the Business or the Purchased Assets through the expiration date of such policies, but excluding any such rights and claims that are created by actions taken by the Debtor after the Closing Date that are outside the ordinary course of business or do not relate to the transactions contemplated by this Agreement; and

            (M) the goodwill of the Debtor as a going concern, if any.

            SECTION 2.2 Excluded Assets. Notwithstanding any other provision of this Agreement but subject to Section 2.3, the following rights, properties and assets are not included in the Purchased Assets (collectively, the "Excluded Assets"):

            (A) the Warehouse Facility;

            (B) any and all rights, claims, demands and causes of action of the Debtor, including any avoidance claims, fraudulent conveyance claims and causes of action of the Debtor's bankruptcy estate under the Chapter 11 Case;

            (C) the Debtor's minute books, stock books, stock ledger and corporate seal;

            (D) all of the assets, properties, rights and interests identified on Schedule 2.2(D) (which schedule includes, subject to Section 2.3, all real property leases not included on Schedule 2.1(E) and all Contracts not included on Schedule 2.1(I)); provided, that such schedule may be amended by the Purchaser at any time on or prior to the Closing Date to include such additional assets that the Purchaser, without adjustment to the Purchase Price, elects, in its sole discretion, not to have included in the Purchased

Assets);

            (E) any and all credits, refunds and rights that are specifically excluded from Purchased Assets in Section 2.1; and

            (F) all security deposits made in connection with real property leases listed on Schedule 2.2(D)).

            SECTION  2.3 Additional Purchased Assets.  At any time on or prior
                         ---------------------------
to the Closing Date, the Purchaser may elect, by giving the Debtor written notice of such election, to include as Purchased Assets under Section 2.1 any real property leases of the Debtor listed on Schedule 2.2(D), subject to Section 3.2(B).

            SECTION 2.4 Assignability and Consents.  Schedule 2.4 sets forth a
                        --------------------------
list of all Material Consents that the Debtor reasonably believes are required to convey the Purchased Assets or otherwise consummate the transactions contemplated by this Agreement and that relate to Contracts, Permits and Leases, if any, that are non-assignable or non-transferable or cannot be subleased to Purchaser without the consent of some other Person (subject to, and to the extent negated by, the terms of the Sale Order and sections 363 and 365 of the Bankruptcy Code). The Debtor will take, or cause to be taken by others, all reasonable actions required to obtain or satisfy, at the earliest practicable date, all Material Consents and to continue such efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, or the sublease as the case may be, of the Purchased Assets.

            SECTION 2.5 Assumed Liabilities.  Subject to the terms of the Sale
                        -------------------
Order, the provisions set forth in Section 6 and under sections 363 and 365 of the Bankruptcy Code, the Purchaser will assume and become responsible for, and will thereafter pay, perform and discharge as and when due the liabilities of the Debtor set forth below (collectively, the "Assumed Liabilities"):

            (A) those liabilities and obligations of the Debtor, net of any credits, refunds or like adjustment applicable or related thereto, that arose after the Petition Date due to those vendors and suppliers (or in connection with those product sources and services) and as listed on a schedule to the instrument of assignment and assumption and bill of sale described in Section 4.3(E); provided, however, that the aggregate amount of such liabilities and obligations will not exceed $4,000,000 on the Closing Date;

            (B) those liabilities and obligations of the Debtor arising under the Debtor's employee retention program as such program applies to each full-time employee of the Debtor, including Designated Employees (as defined in the motion filed with the Court by the Debtor on June 20, 1997);

            (C) those liabilities and obligations of the Debtor arising from gift certificates issued by the Debtor prior to the Closing Date and returns of merchandise sold by the Debtor prior to the Closing Date; and

            (D) with respect to any employee employed by the Debtor at the Warehouse Facility immediately prior to the Closing Date, any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown or relocation of any operations and facilities utilized by the Debtor in connection with the Business, including, without limitation, any action which could be construed as a "plant closing" or "mass layoff," as those terms are defined in the WARN Act or any "employment loss," as defined in the WARN Act, which any such employee may suffer or may be deemed to suffer;

            SECTION 2.6 Excluded  Liabilities.   Notwithstanding any provision
                        ---------------------
in this Agreement to the contrary, the Purchaser does not assume or become responsible or liable for, and will not be deemed to have assumed or have become responsible or liable for, any other liability or obligation of the Debtor whatsoever whether or not relating to the Business, whether fixed, contingent or otherwise and whether known or unknown, other than as specifically set forth in
Section 2.5, including without limitation, those liabilities and obligations set forth below (collectively, the "Excluded Liabilities"):

            (A) any liability or obligation of the Debtor or its directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, all finder's or broker's fees and expenses and any and all fees and expenses of any attorneys and accountants of the Debtor;

            (B) all liabilities and obligations relating to events or conditions occurring or existing in connection with or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

            (C) all liabilities and obligations to any persons at any time employed by the Debtor or its predecessors-in-interest at any time or to any such person's spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such persons' employment by the Debtor or its predecessors-in-interest, whenever such claims mature or are asserted (other than those assumed by the Purchaser under Section 2.5(D)), including, without limitation, all liabilities and obligations arising (i) under a Debtor Employee Plan, except as specifically set forth in Section 2.5(B), (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (iii) under any collective bargaining Laws, agreements or arrangements or (iv) in connection with any workers' compensation or any other employee health, accident, disability or safety claims;

            (D) all liabilities and obligations relating to the Purchased Assets based on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to (i) any dispute for services rendered or goods manufactured, including, without limitation, product warranty claims and product liability claims, and claims for refunds, returns, personal injury and property damage (other than as set forth in Section 2.5(C)), (ii) Hazardous Materials or Environmental Laws, (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person or (iv) compliance with any Laws relating to any of the foregoing;

            (E) all liabilities and obligations, known or unknown, fixed, contingent or otherwise, the existence of which is a breach of, or inconsistent with, any representation, warranty, covenant, obligation or agreement of the Debtor set forth in this Agreement or in any of the other documents or agreements contemplated by this Agreement;

            (F) any liability, claim or obligation relating to any litigation or legal proceeding pending on the Closing Date, or instituted thereafter, based on events or conditions occurring or existing in connection with, or arising out of, the Business as operated by the Debtor, or the ownership, possession, use or sale of the Purchased Assets or the Leased Real Property, prior to the Closing Date;

            (G) any liability or obligation for any federal, state or local taxes attributable to periods prior to the Closing Date together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, including, without limitation, (i) Taxes, (ii) capital gain, income and other taxes imposed on, or accruing as a result of the purchase and sale of the Purchased Assets and (iii) taxes attributable to, or resulting from, recapture, or otherwise arising from the transactions contemplated by this Agreement;

            (H) any liability or obligation relating to events or conditions occurring or existing in connection with, or arising out of, the Excluded Assets;

            (I) any liability or obligation incurred by the Debtor or their respective directors, officers, stockholders, agents or employees (acting it such capacities) after the date of this Agreement;

            (J) with respect to any employee not employed by the Debtor at the Warehouse Facility immediately prior to the Closing Date, any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown or relocation of any operations and facilities utilized by the Debtor in connection with the Business, including, without limitation, any action which could be construed as a "plant closing" or "mass layoff," as those terms are defined in the WARN Act or any "employment loss," as defined in the WARN Act, which any such employee may suffer or may be deemed to suffer;

            (K) any liabilities and obligations of the Debtor arising under the mortgage for the Warehouse Facility; and

            (L) any liability, obligation or claim of or against the Debtor that has been filed under section 521 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 1007(b).

SECTION 3. PURCHASE PRICE
           --------------

            SECTION 3.1 Purchase Price.  Subject to  the  terms  of  the  Sale
                        --------------
Order and the provisions set forth in Section 6, the full consideration for the transfer of the Purchased Assets and the other undertakings of the Debtor contained in this Agreement (including, without limitation, Section 6) is (i) an amount (the "Purchase Price") in cash, adjusted as described in Section 3.2, equal to the sum of (a) $9,500,000 (of which $5,000,000 will be paid at the Closing and the remainder of which, after making the adjustment described in
Section 3.2, will be paid, if necessary, no later than the first business day after the physical inventory count described in Section 6.3(B) is completed),
(b) an amount equal to the amount necessary to pay all obligations outstanding under the Debtor's debtor in possession credit facility with Foothill Capital Corporation (capped at 60.5% of the book value of all of the Debtor's Inventory) (the "Foothill Facility") and (c) an amount equal to the lesser of (1) the Court approved fees and expenses charged by persons rendering professional services to the Debtor or to any committee in connection with the Chapter 11 Case from the Petition Date through the Closing Date, less any amounts already paid on account of such services on or subsequent to the Petition Date and (2) $200,000 and (ii) the assumption of the Assumed Liabilities under Section 2.5. The Deposit will be credited towards the Purchase Price.

            SECTION  3.2 Adjustment of Purchase Price.  (A) The cash component
                         ----------------------------
of the purchase price set forth in Section 3.1 will be reduced downward on a dollar for dollar basis to the extent the actual results of the physical inventory count described in Section 6.3(B) are less than $18,500,000.

            (B) If the Purchaser elects to acquire additional real property leases of the Debtor under Section 2.3, the Purchaser will pay the requisite cure amounts due to the lessors under such real property leases as required under section 365(b)(1) of the Bankruptcy Code.

            SECTION 3.3 Allocation of Purchase Price.  The Purchase Price will
                        ----------------------------
be allocated among the Purchased Assets and the Assumed Liabilities for tax purposes only in the amounts set forth on Schedule 3.3. The Purchaser and the Debtor will make any and all filings with any taxing authorities consistent with the allocations set forth on Schedule 3.3. Such allocation of the Purchase Price will not be binding in the Chapter 11 Case upon the Debtor's creditors and other parties in interest and will not have precedential value with respect to any allocations of value contained in a plan of reorganization involving the Debtor.

SECTION 4. CLOSING
           -------

            SECTION 4.1 General.  In the absence of  a  prior  termination  of
                        -------
this Agreement by one of the parties in accordance with Section 8, the Closing will take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP at 10:00 A.M. on the Closing Date. Legal title, equitable title and risk of loss with respect to the Purchased Assets will not pass to Purchaser until the Purchased Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Eastern Time) on the Closing Date.

                SECTION 4.2 Deliveries by the Debtor. At the Closing, the Debtor
                            ------------------------
will deliver to the Purchaser the following items:


                        (A) copies of (i) resolutions of the board of directors of the Debtor authorizing and approving this Agreement and all other transactions and agreements contemplated by this Agreement, (ii) the Debtor's certificate of incorporation and (iii) the Debtor's by-laws, all certified by an officer of the Debtor;

                        (B) a long-form good standing certificate for the Debtor from Secretary of the State of Delaware and from the appropriate state and tax authorities in each jurisdiction in which the Debtor is qualified to do business as a foreign corporation with respect to the ownership, possession, use or operation of any of the Purchased Assets, dated not more than ten days prior to the Closing Date;

                        (C) an incumbency certificate of the officers of the Debtor;

                        (D) an executed copy of an instrument of assignment and assumption and bill of sale, in substantially the form of Exhibit A, assigning the Assumed Liabilities and transferring the Purchased Assets to the Purchaser, free and clear of any and all Liens;

                        (E) an executed copy of an assignment of leases for the Leases, in substantially the form of Exhibit B, relating to Leased Real Property and any other documents necessary, in the sole discretion of the Purchaser, to assign the Leases to the Purchaser;

                        (F) to the extent required under the Bankruptcy Code, copies of all Material Consents;

                        (G) evidence satisfactory to the Purchaser of the release and termination of any and all Liens on the Purchased Assets (which condition is satisfied by the entry of the Sale Order);

                        (H) instruments of assignment to the Purchaser of all of the Intellectual Property identified on Schedule 5.1(I);

                        (I) evidence of the due filing by the Debtor with the FTC and the DOJ under the H-S-R Act and the expiration of the waiting period thereunder;

                        (J) such other deeds, bills of sale, endorsements, assignments, affidavits and other good and sufficient instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as are required to effectively vest in the Purchaser good and marketable title and all of the Debtor's right, title and interest in and to all of the Purchased Assets, free and clear of any and all Liens.

                        SECTION 4.3 Deliveries by the Purchaser. At the
                                    ----------------------------
Closing, the Purchaser will deliver to the Debtor the following items:

            (A) copies of (i) resolutions of the board of directors of the Purchaser authorizing and approving this Agreement and all other transactions and agreements contemplated by this Agreement, (ii) the Purchaser's certificate of incorporation and (iii) the Purchaser's by-laws, all certified by an officer of the Purchaser;

            (B) a long-form good standing certificate for the Purchaser from Secretary of the State of New York dated not more than ten days prior to the Closing Date;

            (C) an incumbency certificate of the officers of the Purchaser;

            (D) evidence of the due filing by the Purchaser with the FTC and the DOJ under the H-S-R Act and the expiration of the waiting period thereunder; and

            (E) an executed copy of an instrument of assignment and assumption and bill of sale, in substantially the form of Exhibit A, assuming the Assumed Liabilities.

            SECTION 4.4 Other Documents to be Delivered.  At the Closing:
                        -------------------------------

            (A) the Purchaser and the Debtor will execute and deliver an occupancy agreement substantially in the form of Exhibit C; and

            (B) Trans World will execute and deliver a guaranty substantially in the form of Exhibit D.

SECTION 5. REPRESENTATIONS AND WARRANTIES
           ------------------------------

            SECTION 5.1 Representations and Warranties of Debtor.  The  Debtor
                        ----------------------------------------
represents and warrants to the Purchaser, except for the Liens established by the Foothill Facility, that:

            (A) Corporate  Organization.   The  Debtor  is  a corporation duly
                -----------------------
organized and validly existing under the laws of the State of Delaware. The Debtor is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction listed on Schedule 5.1(A).

            (B) Articles and By-laws.  The  Debtor  has,  prior to the date of
                --------------------
this Agreement, delivered to the Purchaser true and complete copies of its certificate of incorporation and by-laws, each as amended to date and as currently in effect.

            (C) Investments.  The Debtor  does  not  have any equity interest,
                -----------
directly or indirectly, in any Person in excess of 10% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person, whether or not at the time the shares of any other class or classes or other equity interests of such Person have or might have voting power by reason of the happening of any contingency.

            (D) No Conflicts; Consents.  Subject to  the  terms  of  the  Sale
                ----------------------

Order and sections 363 and 365 of the Bankruptcy Code, the execution and delivery of this Agreement by the Debtor, and the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement do not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or loss of a benefit relating to the Business under, or result in the creation of any Lien upon any of the Purchased Assets, any provision of (i) the certificate of incorporation or by-laws of the Debtor, (ii) subject to applicable bankruptcy law provisions, any agreement or obligation to which the Debtor is a party or by which any of the Purchased Assets are bound or (iii) any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority.

            (E) Sufficiency and Title to  the Purchased Assets.  The Purchased
                ----------------------------------------------
Assets constitute all of the assets or property used or held for use primarily in the Business, except for the Excluded Assets. Except as set forth on Schedule 5.1(E), the Debtor has good and marketable title to each of the Purchased Assets (it being understood that the Debtor is not making a representation as to the collectability of the Accounts Receivable). The entry of the Sale Order and the delivery to the Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Purchased Assets in the Purchaser, free and clear of all Liens and, to the Debtor's knowledge, free and clear of any Claims.

            (F)  Leases;  Assumed Contracts.  On the Petition Date, the Debtor
                 --------------------------
was the lessee under each of the Real Property Leases. Since the Petition Date, the Debtor has not rejected any of the Real Property Leases under section 365 of the Bankruptcy Code.

            (G) Litigation.  Other than in connection with the Chapter 11 Case
                ----------
and as set forth on Schedule 5.1(G), the Debtor is not subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority relating to the Business, and there is no litigation, action, suit, claim or proceeding pending or, to the actual knowledge of the executive officers of the Debtor, any litigation, action, suit, investigation, claim or proceeding threatened against or affecting the Debtor, the Business or the Purchased Assets that would have a Material Adverse Effect or which would materially and adversely affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority.

            (H)  Regulatory  Compliance.   To  the  actual  knowledge  of  the
                 ----------------------
executive officers of the Debtor, the Debtor has conducted the Business, maintained the Purchased Assets and is currently in compliance with all material applicable laws, regulations and orders of any Governmental Authority (including, without limitation, civil rights and occupational health and safety regulations), and no material expenditures are or will be required by the Purchaser to comply with any such laws, regulations and orders of Governmental Authorities. To the actual knowledge of the executive officers of the Debtor, the Debtor is not in default under, and no event has occurred that, with the lapse of time or action by a third party, could result in default under, the terms of any rules or regulations of any Governmental Authority or of any judgment, decree, order or writ of any Governmental Authority, whether at law or in equity.

            (I)  Intellectual Property.  Schedule 5.1(I) sets forth a complete
                 ---------------------
and correct list (with an indication of the record owner and identifying number) of all material patents, trademarks, service marks, trade names and copyrights for which registrations have been obtained (and all applications for, or extensions or reissuances of, any of the foregoing) that are or have been used in the conduct of, or which relate to, the Business. The Debtor is the sole owner and has the exclusive right to use, free and clear of any payment or other Lien, all material patents, trademarks, service marks, trade names and copyrights. No material patents, trademarks, service marks, trade names and copyrights (or any applications for, or extensions or reissuances of any of the foregoing) that are or have been used in the conduct of, or which relate to, the Business are owned otherwise than by the Debtor. There is no claim or demand of any Person that has been asserted to the Debtor in writing pertaining to, or any proceedings which are pending or, to the knowledge of the Debtor, threatened, that challenge the exclusive rights of the Debtor in respect of any material patents, trademarks, service marks, trade names or copyrights (or applications for, or extensions or reissuances of, any of the foregoing) that are or have been used in the conduct of, or which relate to, the Business.

            (J) Permits.  Schedule 5.1(J)  sets  forth  a  true,  correct  and
                -------
complete list of all material Permits issued to the Debtor that relate to the Business. The Debtor has and maintains in full force and effect all the material Permits necessary or required for the operation of the Business as it is currently being operated.

            (K) Labor Matters; Collective Bargaining Agreements.  There are no
                -----------------------------------------------
controversies pending, or to the knowledge of the Debtor, threatened that involve any employees employed in connection with the Business. The Debtor has complied, and is in substantial compliance, with all laws relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and the payment of social security and similar taxes. The Debtor is not a party to any collective bargaining or other labor union contract. To the Debtor's knowledge, there are presently no material unfair labor practice complaints, other material labor controversies pending against the Debtor, union representation questions involving persons employed by the Debtor, current activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of the Debtor or any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Debtor.

            (L)  Employees  and  Employee  Plans.   Except  as  set  forth  on
                 -------------------------------
Schedule 5.1(L) (the "Debtor Employee Plans"), the Debtor does not maintain or contribute to any employee pension benefit or welfare plan, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, pension, profit-sharing or deferred compensation plan, agreements or arrangements for the benefit of the employees of the Debtor (collectively, "Employee Plans"), nor has the Debtor or any of its officers or directors taken any action, directly or indirectly, to obligate the Debtor to institute any such Employee Plan. The Debtor and the Subsidiaries have complied with all material terms and conditions of the Debtor Employee Plans. The Debtor has made all contributions required to be made to the Employee Plans, or properly accrued for such contribution. All of the Debtor Employee Plans have been maintained in material compliance with all laws, regulations and orders of all Governmental Authorities, including, without limitation, ERISA that apply to such Plans. Each of the Debtor Employee Plans that is intended to be qualified within the meaning of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, has received a favorable determination from the Internal Revenue Service.

            (M)  Environmental  and  Safety  Compliance.   Neither   (i)   the
                 --------------------------------------
operation of the Business by the Debtor nor (ii) the processes, practices or conditions on any former or present owned or leased property of the Debtor, violate applicable Environmental Law in any material respect. The Debtor has not
(a) caused any Hazardous Materials to be released, transported, disposed, treated, stored or discharged under, on, beneath or about any of the former or present properties of the Debtor (whether leased or owned) or (b) received notice, formal or informal, from any Person that the operation of the Business or any of the conditions on any of the Debtor's former or present properties (whether leased or owned), violates in any material respect or could subject the Debtor to liabilities, including response costs, under any Environmental Law.

            (N) Copies of  Documents.   The  Debtor  has  delivered,  or  will
                --------------------
deliver at least 10 days prior to the Closing Date, to the Purchaser true, correct and complete copies of all Leases, Contracts and other agreements and other documents listed in the Schedules to, or referenced in, this Agreement, and all modifications and amendments thereto, other than immaterial contracts, agreements or other documents.

            (O) Taxes.  Except as set forth on Schedule 5.1(O) (which schedule
                -----
may be supplemented until three days prior to the Closing Date), no claim for any Taxes has been proposed in writing or assessed against the Debtor and, to the Debtor's knowledge, no facts exists that make such a claim likely. Schedule 5.1(O) identifies the Tax returns of the Debtor that have been audited and, where applicable, accepted by the relevant taxing authorities for the years indicated in such schedule and, except as indicated therein, there is no ongoing audit, litigation or similar proceeding concerning any Tax returns of the Debtor with respect to the Business nor does there exist any waiver or agreement for the extension of time for the assessment of any Taxes against the Debtor with respect to the Business. Except as set forth on Schedule 5.1(O), there are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax and there are no claims for Taxes, and no basis for which a ny such claims might be made, that might result in any such Liens.

            (P) No Changes.  Taking into account  the  Debtor's  status  as  a
                ----------
debtor in possession under the Bankruptcy Code, the Debtor, since June 30,

1997, has not:

            (1) sold, transferred, licensed or otherwise disposed of or agreed to sell, transfer, license or otherwise dispose of any Purchased Assets, other than sales of Inventory in the ordinary and normal course of business;

            (2) entered into any other agreements, commitment, contracts or undertakings, except agreements, commitments, contracts or understandings made in the ordinary and normal course of business; or

            (3) waived or released any of its rights under, amended or otherwise modified any Leases, Contracts or any other agreements, commitments, contracts or understandings to which it is a party.

            (Q)  Brokers,  Finders  and  Agents.   Neither  the Debtor nor any
                 ------------------------------
Affiliate of the Debtor is directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated by this Agreement, except as disclosed on Schedule 5.1(Q).

            (R)  Insurance.   Schedule  5.1(R)  lists  all  insurance policies
                 ---------
(specifying the location, insured, insurer, amount of coverage, type of insurance and policy number) maintained by the Debtor with respect to the Business and the Purchased Assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

            (S) Material Consents.  Subject to,  and to the extent negated by,
                -----------------
the terms of the Sale Order and sections 363 and 365 of the Bankruptcy Code, no Material Consent is required to sell, convey, assign, sublease or transfer any of the Purchased Assets to the Purchaser except those Material Consents (i) that have been obtained by the Debtor, (ii) are listed on Schedule 5.1(S), (iii) relate to compliance with and filings under the H-S-R Act or (iv) relate to compliance with any notices, motions, orders or approvals required by the Court or the Bankruptcy Code and the rules thereunder.

            (T)  Limitation.  Except as expressly set forth in this Section 5,
                 ----------
the Debtor makes no representations or warranties of any kind or nature as to the condition of the Purchased Assets. THE PURCHASED ASSETS WILL BE TRANSFERRED "AS IS." NO STATUTORY OR OTHER WARRANTIES AS TO THE CONDITION OF THE PURCHASED ASSETS OR THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS IS IMPLIED AND THE DEBTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION OF THE PURCHASED ASSETS OR THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            SECTION  5.2  Representations  and Warranties of Purchaser.  The
                          --------------------------------------------
Purchaser and Trans World each represents and warrants to the Debtor that:

            (A) Organization and Standing; Corporate Power and Authority.  The
                --------------------------------------------------------

Purchaser and Trans World each is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Purchaser and Trans World each has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement and the transactions and other agreements and instruments contemplated by this Agreement have been duly approved by all necessary corporate action on the part of the Purchaser and Trans World, have been executed and delivered by the Purchaser and Trans World, as applicable, and constitutes the valid and binding obligations of the Purchaser or Trans World, as applicable, enforceable in accordance with their respective terms.

            (B)  No  Conflicts;  Consents.  The execution and delivery of this
                 ------------------------
Agreement by the Purchaser, and the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement do not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any provision of (i) the certificate of incorporation or by-laws of the Purchaser, (ii) any agreement or obligation to which the Purchaser is a party or (iii) any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority. Except as set forth on Schedule 5.2(B), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation o f the transactions contemplated by this Agreement, other than (i) compliance with and filings under the H-S-R Act, if applicable and (ii) compliance with any notices, motions, orders or approvals required by the Court or the Bankruptcy Code and the rules thereunder.

            (C) Brokers, Finders and Agents.   Neither the Purchaser nor Trans
                ---------------------------
World is directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated by this Agreement, except as disclosed on Schedule 5.2(C).

            (D) Availability of Funds.   The  Purchaser  has  funds  available
                ---------------------
(either cash on hand or under financing agreements) or other property sufficient to satisfy all its obligations under this Agreement.

            (E) Reliance.  The  Purchaser  acknowledges  that  (i) it has made
                --------
such investigation into the Purchased Assets and has been offered the opportunity to ask such questions of appropriate officers of the Debtor relating to the Purchased Assets or the Business as the Purchaser deems appropriate to enter into this Agreement and (ii) except for the specific representations and warranties contained in this Agreement, the Purchaser is not relying on any representation and warranty by the Debtor or any other Person in entering into this Agreement (and will not rely on any other representation or warranty in effecting the Closing).

            SECTION  5.3  General.   The representations and warranties of the
                          -------
parties to this Agreement made in this Agreement, subject to the exceptions thereto, will not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. The representations and warranties set forth in Sections 5.1(E), 5.1(F), 5.1(I), 5.1(N), 5.1(Q), 5.2(C) and 5.2(E)
survive the Closing and continue until the date that is sixty days after the Closing Date. All other representations and warranties do not survive the Closing.

SECTION 6. CONDITIONS
           ----------

            SECTION 6.1 Conditions to Purchaser's Obligations.  The obligation
                        -------------------------------------
of the Purchaser to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser except for the conditions set forth in Section 6.1(D) (as to Consents of Governmental Authorities):

            (A) Representations and Warranties.  Each of  the  representations
                ------------------------------
and warranties of the Debtor made in Section 5.1 of this Agreement are true and correct both on the date of this Agreement and as of the Closing Date as though made at such time.

            (B) Covenants.  The Debtor has performed  and  complied  with  all
                ---------
covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

            (C)  Material  Adverse  Change.  Since the date of this Agreement,
                 -------------------------
there has occurred no material adverse change, or discovery of a condition or occurrence of any event which might result in any such change, in the condition (financial or otherwise), business, assets, properties, operations or prospects of the Debtor or the Business, other than those changes as have been previously forecasted and disclosed to the Purchaser by the Debtor.

            (D) Consents.  All Material Consents necessary to  consummate  the
                --------
transactions contemplated under this Agreement, except to the extent negated by the terms of the Sale Order or sections 363 or 365 of the Bankruptcy Code, have been obtained and the applicable waiting period under the H-S-R Act has expired without extension.

            (E)  No  Proceeding  or  Litigation.  No litigation, action, suit,
                 ------------------------------
investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement has been instituted and not settled or otherwise terminated.

            (F) Certificate  of  Debtor.   At  the  Closing,  the  Debtor  has
                -----------------------
delivered to the Purchaser a Certificate signed by the Debtor's President, attested to by its Secretary or an Assistant Secretary and dated the Closing Date to the effect that to the best of the knowledge and belief of such officers the conditions specified in Sections 6.1(A), (B), (C) and (D) have been fulfilled.

            (G) Certificate; Documents.  The Debtor and the other Persons have
                ----------------------
delivered the certificates, opinion of counsel and other documents required by Sections 4.2 and 4.4.

            SECTION 6.2 Conditions  to  Debtor's Obligations.  The obligations
                        ------------------------------------
of the Debtor to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Debtor except for the conditions set forth in Section 6.2(C) (as to Consents of Governmental Authorities):

            (A)  Representations  and Warranties.  Each of the representations
                 -------------------------------
and warranties of the Purchaser and Trans World made in Section 5.2 of this Agreement are true and correct both on the date of this Agreement and as of the Closing Date as though made at such time.

            (B)  Covenants.  the Purchaser has performed and complied with all
                 ---------
covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

            (C)  Consents.  All material  Consents  necessary to consummate the
                 --------
transactions contemplated under this Agreement, except to the extent negated by the terms of the Sale Order or sections 363 or 365 of the Bankruptcy Code, have been obtained and the applicable waiting period under the H-S-R Act has expired without extension.

            (D) No Proceeding or Litigation.   No  litigation,  action,  suit,
                ---------------------------
investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement has been instituted and not settled or otherwise terminated.

            (E) Certificate of the  Purchaser.   At the Closing, the Purchaser
                -----------------------------
has delivered to the Debtor a Certificate signed by the President or a Vice President of the Purchaser, attested to by the Secretary or an Assistant Secretary of the Purchaser and dated the Closing Date to the effect that to the best of the knowledge of such officers the conditions specified in Section 6.2(A), (B) and (C) have been fulfilled.

            (F)  Certificates;  Documents.   The  Purchaser  has delivered the
                 ------------------------
certificates and other documents required by Sections 4.3 and 4.4.

            SECTION 6.3 Conditions  to  all  Obligations.   The obligations of
                        --------------------------------
both the Purchaser and the Debtor to consummate the transactions provided for by this Agreement are subject, on or prior to the Closing Date, of each of the following additional conditions:

            (A)  Sale Order.  The Court has entered the Sale Order, such order
                 ----------
is in form and substance satisfactory to the Purchaser and such order, unless waived by the Purchaser, has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and as to which no appeal or petition for certiorari has been timely filed or taken or as to which any petition for certiorari that has been timely filed, and which has been resolved by the highest court to which the action or judgment was appealed from or from which certiorari was sought.

            (B) Physical Inventory Count.  Unless  waived  in whole or in part
                ------------------------
by the Purchaser, a third party designated by the Purchaser will conduct, at the Purchaser's cost, a physical inventory count of the Debtor's inventory and will provide the results of such physical inventory count to both the Purchaser and the Debtor. The procedures under which such physical inventory count will be conducted are set forth on Exhibit E.

SECTION 7. COVENANTS
           ---------

            SECTION 7.1 Confidentiality.  Except as is required in  connection
                        ---------------
with the Chapter 11 Case, the Debtor will, and will cause its officers, employees, representatives, consultants, advisors or agents, to hold in confidence all information that remains in the possession of the Debtor or its Affiliates concerning the Business and the Purchased Assets after the date of this Agreement. Except as is required in connection with the Chapter 11 Case, the Purchaser will, and will cause its officers, employees, representatives, consultants, advisors or agents, to hold in confidence all information not available to the public relating to the Debtor as it exists after the transactions contemplated by this Agreement.

            SECTION 7.2 Access.  From  and  after  the  Closing Date until the
                        ------
closing of the Chapter 11 Case, each party to this Agreement will provide reasonable access to the other parties, at the requesting party's cost and expense, to the books, records, files, data and other written materials and information maintained by such party that relate to the Purchased Assets or are otherwise necessary to the conduct of the Business. The Purchaser will maintain the Records and the Debtor will maintain all of its books, records, files, data and other written materials and information related to the Purchased Assets or the Business (but which are not included in the Purchased Assets) under their standard retention policies; provided, that no such records will be
                             --------
destroyed unless the holder provides the other party with at least 90 days prior written notice of such destruction. Upon receipt of notice of destruction, the non-holder will have the option, at its sole cost and expense, to take possession of such records in which case the non-holder assumes all further cost of storage and destruction of such records.

            SECTION 7.3  Further  Assurances;  Customer  and  Supplier
                         ---------------------------------------------

Relationships.   After the Closing Date, the Debtor will take such steps as
-------------
may be necessary to put the Purchaser in actual possession and operating control of the Purchased Assets and the Business. The Debtor and the Purchaser will each use its reasonable efforts to implement the provisions of this Agreement and for such purpose, each party, at the request of the other, on or after the Closing Date, will promptly execute and deliver, or cause to be executed and delivered, such assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to the Purchaser, and take all such other actions, as the requesting party may reasonably deem necessary or desirable to implement any provision of this Agreement and to more effectively transfer to and vest in the Purchaser, and to put the Purchaser in possession of, all of the Purchased Assets, free and clear of all Liens. Until the Closing Date and taking into account the Debtor's status as a debtor in possession, the Debtor will use its reasonable commercial efforts to assure that the Debtor's current customers and suppliers continue to do business with the Purchaser in accordance with the terms and for the periods of time set forth in any contract, agreement, lease, commitment or undertaking (including the Leases and Contracts), whether oral or written, and whether currently in effect or proposed to be entered into by the Debtor.

            SECTION  7.4  Transfer  Taxes.   The  Debtor  and  the   Purchaser
                          ---------------
acknowledge that they may be exempt under section 1146(c) of the Bankruptcy Code and the Sale Order from all state and local transfer, recording, stamp or other similar transfer taxes (collectively, "Transfer Taxes") that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets; provided, that any Transfer Taxes that are imposed for any reason will be borne by the Debtor.

            SECTION 7.5 Transaction Expenses.   Except  as otherwise agreed in
                        --------------------
this Agreement, the Purchaser will pay all expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement (whether consummated or not), and the Debtor will pay all expenses incurred by the Debtor in connection with the transactions contemplated by this Agreement (whether consummated or not).

            SECTION   7.6   Maintenance   of   Insurance.    The  Debtor  will
                            ----------------------------
(i) maintain all policies of insurance in effect on the date of this Agreement through and until the Closing and (ii) after the Closing use its reasonable efforts to maintain any policies of insurance which cover liabilities associated with the operation of the Business prior to the Closing; provided, that after the Closing the Debtor will not be required to pay any additional premiums in respect of such policies or maintain in effect any insurance coverage other than coverage disclosed on Schedule 5.1(S).

            SECTION 7.7 Accounts Receivable.  In the event that the Debtor  or
                        -------------------
any of its Affiliates receives any payment relating to any Account Receivable outstanding on or after the Closing Date, such payment will be the property of, and will be promptly forwarded and remitted to, the Purchaser. The Debtor or such Affiliate will promptly endorse and deliver to the Purchaser any cash, checks or other documents received by the Debtor on account of any such Accounts Receivable. The Debtor or such Affiliate will advise the Purchaser (promptly following the Debtor's becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any Account Receivable.

            SECTION  7.8 Name Change Filings.  The Debtor will, within 10 days
                         -------------------
following the Closing, deliver to the Purchaser evidence of filing with the Secretary of State of Delaware of an amendment to the Debtor's certificate of incorporation to change its name from Strawberries Inc. to a name which is not deceptively similar to "Strawberries" or "Waxie Maxie's." In addition, the Debtor will, within 30 days after the Closing, take such actions and file such documents as are necessary to (i) reflect such name changes in all States in which the Debtor is qualified to do business as a foreign corporation and will deliver to the Purchaser copies of such documents evidencing such name change filings, (ii) change the trademarks and trade names associated with any products available through the Debtor to discontinue the use of the trademark and trade names "Strawberries" and "Waxie Maxie's" and (iii) otherwise discontinue the use of such trademarks and trade names in connection with the Debtor's business operations.

            SECTION  7.9 WARN Act Obligations.  If the Purchaser or any of its
                         --------------------
Affiliates takes any action which could be construed as a "plant closing" or "mass layoff" or which results in any employee employed by the Debtor immediately prior to the Closing Date at the Warehouse Facility suffering or deeming to have suffered any "employment loss," as those terms are defined in WARN Act, the Purchaser and such Affiliates will be solely responsible for providing any notice required by WARN Act to such employees and for making payments, if any, which may be required under WARN Act for failure to provide appropriate notice. The Debtor will be solely responsible for providing any notice required by WARN Act to all other employees of the Debtor and for making payments, if any, which may be required under WARN Act for failure to provide appropriate notice.

            SECTION  7.10  Press  Releases  and Disclosure.  The parties agree
                           -------------------------------
that neither the Debtor, the Purchaser nor their respective Affiliates will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated by this Agreement or otherwise disclose this Agreement or the transactions contemplated by this Agreement to any third party (other than attorneys, advisors and accountants to the Debtor or the Purchaser) without the consent of the other party to this Agreement, which consent will not be unreasonably withheld; provided, that nothing in this Section 7.10 prohibits any party from issuing or causing publication of any press release, announcement or public communication to the extent that such party deems such action to be required by law or stock exchange; provided, further, that such party will consult with the other party concerning the timing and content of such press release, announcement or communication before such press release, announcement or communication is issued or published.

            SECTION 7.11 Cooperation in the Defense of Claims.  In  the  event
                         ------------------------------------
that a claim is asserted against the Purchaser or its Affiliates with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Closing or the ownership, possession, use or sale of the Purchased Assets prior to the Closing, the Debtor will cooperate with the Purchaser in the defense of any such claim. In the event that a claim is asserted against the Debtor or its Affiliates with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business after the Closing or the ownership, possession, use or sale of the Purchased Assets after the Closing, the Purchaser will cooperate with the Debtor in the defense of any such claim.

            SECTION 7.12 Regulatory Approvals.   The  Debtor  will,  and  will
                         --------------------
cause its appropriate Affiliates to, and the Purchaser will, and will cause its appropriate Affiliates to, use, in each case, reasonable efforts to obtain any authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of its respective obligations under this Agreement and any of the other transaction documents, and the consummation of the transactions contemplated by this Agreement and by the other transaction documents and will cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither the Debtor nor the Purchaser will take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals. Without limiting the generality of the foregoing, the Debtor, the Purchaser and their respective ultimate parent entities will promptly file or cause to be filed with the FTC and the DOJ, Notification and Report Forms and documentary materials which substantially comply with the provisions of the H-S-R Act and the rules thereunder. The Debtor will pay (or will reimburse the Purchaser for) all fees associated with the filing of any such Notification and Report Forms or related materials and information (other than the fees and expenses of the Purchaser's legal, financial or other professionals engaged to provide services in respect of such filing). The Purchaser and the Debtor will promptly file any additional information requested as soon as practicable after receipt of a request for additional information. The Purchaser and the Debtor will use reasonable efforts to obtain early termination of the applicable waiting period under the H-S-R Act. The parties to this Agreement will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filing. The Debtor will supply the Purchaser with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Debtor or its representatives, on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement.

            SECTION 7.13 Purchased Lease Covenants.  The Debtor will  pay  all
                         -------------------------
cure amounts due to the lessors under each Real Property Lease listed on
Schedule 2.1(E) as required under section 365(b)(1) of the Bankruptcy Code.

SECTION 8. TERMINATION
           -----------

            SECTION 8.1  Termination.   This  Agreement  and  the transactions
                         -----------
contemplated by this Agreement may be terminated at  any  time  prior  to  the

Closing:

            (A) by mutual written consent of the Debtor and the Purchaser;

            (B) by the Purchaser if the Closing has not occurred on or before the Termination Date;

            (C) by the Purchaser, if there has been a material breach by the Debtor of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered by the Debtor under this Agreement;

            (D) by the Debtor, if there has been a material breach by the Purchaser of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered by the Purchaser under this Agreement;

            (E) by the Debtor or the Purchaser if consummation of the transactions contemplated by this Agreement violates any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction, including, without limitation, the Court;

            (F) by the Purchaser, if since the date of this Agreement there has been a material adverse change in the condition (financial or otherwise), business, assets, properties, operations or prospects of the Debtor or the Business, other than those changes that have been previously forecasted and disclosed to the Purchaser by the Debtor;

            (G) by the Purchaser, if any condition precedent to the Purchaser's obligation to effect the Closing as set forth in Section 6.1 is not satisfied, or has become incapable of fulfillment, and such condition is not waived, if waivable, by the Purchaser on or prior to the Termination Date; and

            (H) by the Debtor, if any condition precedent to the Debtor's obligation to effect the Closing as set forth in Section 6.2 is not satisfied, or has become incapable of fulfillment, and such condition is not waived, if waivable, by the Debtor on or prior to the Termination Date.

            SECTION  8.2  Effect  of   Termination.    If  this  Agreement  is
                          ------------------------
terminated under Section 8.1, written notice thereof will forthwith be given to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the Debtor and the Purchaser to each other under this Agreement will terminate without further obligation or liability of the Debtor or the Purchaser to the other, except that:

            (A) each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of any other party will be treated in accordance with Section 7.1.

            (B) If this Agreement is terminated under Section 8.1 and the Debtor accepts, or the Court approves, another transaction in which substantially all of the Debtor's stock or assets are sold, transferred or otherwise disposed of, including, without limitation, a stand alone plan of reorganization for the Debtor, the Debtor will (i) reimburse the Purchaser and its Affiliates for their actual, reasonable and documented out-of-pocket expenses in connection with the transaction contemplated by this Agreement, including, without limitation, amounts incurred in connection with their due diligence investigation and their legal fees and (ii) pay the Purchaser a fee equal to 2.75% of the total value to the Debtor of the winning bidder's bid (up to but not exceeding $27 million) plus 10% of the amount by which the total value to the Debtor (as agreed by the parties or determined by the Court) of the winning bidder's bid exceeds $27 million, in cash (collectively, the "Break-Up Fee"). The Break-Up Fee will be payable upon consummation of such other transaction and the Break-Up Fee will be granted administrative expense priority in the Debtor's bankruptcy estate. In addition, the Deposit will be returned to Trans World if the Purchaser is not the winning bidder for the Purchased Assets, within 3 business days of entry of an order by the Court approving such other bidder's bid. Notwithstanding the foregoing, if the transactions contemplated by this Agreement are not approved by the Court for any reason other than the existence of a competing offer, the Break-Up Fee will not be payable if there is subsequently approved a stand alone plan of reorganization for the Debtor.

            (C) If the Closing does not occur as the result of the Debtor's willful and material breach of any of the obligations set forth in this Agreement, provided that the Purchaser either has satisfied or is reasonably likely to satisfy the conditions set forth in this Agreement which are within the Purchaser's control to satisfy, the Debtor will pay to the Purchaser $740,000 as liquidated damages for such breach or default.

            (D) If the Closing does not occur as the result of the Purchaser's willful and material breach of any of the obligations set forth in this Agreement, provided that the Debtor either has satisfied or is reasonably likely to satisfy the conditions set forth in this Agreement which are within the Debtor's control to satisfy, the Deposit will be held by the Debtor pending resolution of any dispute with respect to this Agreement and if such dispute is resolved in favor of the Debtor, the Debtor will be entitled to retain the Deposit to apply towards any damages it may incur as a result of such breach or default.

            (E) If this Agreement is terminated by either the Debtor or the Purchaser for any reason other than as set forth in clause (D) above, the
                                                    ----------
Debtor will promptly refund the Deposit to Trans World.

SECTION 9. INDEMNIFICATION
           ---------------

            SECTION  9.1 Indemnification by the Purchaser.  From and after the
                         --------------------------------
date of this Agreement, the Purchaser will indemnify, defend and hold the Debtor and its respective officers, directors, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees to the extent permitted by law and accounting fees and investigation costs) (collectively, "Losses") that may be incurred by any such indemnified party and, directly or indirectly, resulting or arising from, related to or incurred in connection with
(i) the use or operation of the Purchased Assets or the conduct of the Business after the Closing Date, (ii) the Assumed Liabilities, (iii) those liabilities and obligations arising after the Closing Date under the Contracts and Leases included in the Purchased Assets and acquired by the Purchaser under Section 2.1; provided, however, that this Section 9.1 does not apply to any such liabilities and obligations arising from breaches of such Leases or Contract or defaults under such Leases or Contracts by the Debtor, except to the extent set forth in Section 2.5(A) and (iv) any breach of any representation or warranty that expressly survives the Closing under Section 5.3 or any covenant, obligation or agreement of the Purchaser contained in this Agreement other than those to be performed on or before the Closing Date.

            SECTION 9.2 Indemnification by the Debtor.   From  and  after  the
                        -----------------------------
date of this Agreement, the Debtor will indemnify, defend and hold the Purchaser, its Affiliates and their respective officers, directors, employees and agents harmless from and against any and all Losses that may be incurred by any such indemnified party and, directly or indirectly, resulting or arising from, related to or incurred in connection with (i) the Excluded Liabilities,
(ii) the Excluded Assets and (iii) any breach of any representation or warranty that expressly survives the Closing under Section 5.3 or any covenant, obligation or agreement of the Purchaser contained in this Agreement other than those to be performed on or before the Closing Date.

            SECTION 9.3 Notice of Claim; Right to Participate  in  and  Defend
                        ------------------------------------------------------
Third Party Claim.   In  the  event  that  any  indemnified  party (which term
-----------------
includes all Persons entitled to indemnification under this Section 9 and their successors and assigns) receives notice of the assertion of any claim, the commencement of any suit, action or proceeding or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought under this Agreement ("Third Party Claim") and the indemnified party intends to seek indemnity under this Agreement, then the indemnified party will promptly provide the indemnifying party with notice of the Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim does not relieve the indemnifying party of any indemnification responsibility under this Section 9 unless and only to the extent that such failure adversely prejudices the ability of the indemnifying party to defend such Third Party Claim.

            (A) The indemnifying party has the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choosing if the indemnifying party delivers written notice to the indemnified party within seven calendar days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 9 and establishes security in form and substance reasonably satisfactory to the indemnified party to secure the indemnifying party's obligations under this Section 9 with respect to such Third Party Claim. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will provide the indemnified party, in a timely manner, with such information with respect to such defense, compromise or settlement as the indemnified party requests and will not assume any position or take any action that would impose an obligation of any kind or restrict the actions of the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel. Notwithstanding the foregoing, if the indemnifying party fails, in the reasonable opinion of the indemnified party, to take reasonable steps necessary to defend a Third Party Claim within ten calendar days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps, the indemnified party may assume its own defense, and the indemnifying party will be responsible for any reasonable expenses therefor. Without the prior written consent of the indemnified party, the indemnifying party will not enter into any settlement or compromise of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the indemnified party for which the indemnified party is not entitled to reimbursement under this Agreement.

            (B) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim, the indemnified party has the right to control the defense or settlement of such Third Party Claim with counsel of its choosing at the cost of the indemnifying party; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless (i) the terms of such settlement or compromise release the indemnified party and the indemnifying party from any and all liability with respect to the Third Party Claim or (ii) the indemnifying party has not (a) acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 9 and (b) established security in form and substance reasonably satisfactory to the indemnified party to secure the indemnifying party's obligations under this Section 9 with respect to such Third Party Claim.

            (C) Any indemnifiable claim under this Agreement that is not a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 30 calendar days after its receipt, it has no further right to contest the validity of such claim.

            SECTION 9.4  Termination.   All  indemnification  obligations  set
                         -----------
forth in this Section 9 (other than with respect to indemnification claims that have been asserted) will terminate and be of no further force and effect on the date that is sixty days after the Closing Date.

SECTION 10. MISCELLANEOUS
            -------------

            SECTION 10.1 Amendments.  This Agreement may be amended only by  a
                         ----------
writing executed by all of the parties to this Agreement.

            SECTION  10.2  Entire  Agreement.   This  Agreement  and the other
                           -----------------
agreements expressly provided for in this Agreement contain the entire agreement of the parties with respect to the transactions contemplated by this

Agreement and supersede all prior contracts, agreements, arrangements, communications and discussions whether oral or written with respect thereto.

            SECTION  10.3  Governing  Law; Jurisdiction.  This Agreement is in
                           ----------------------------
all respects governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles. For so long as the Debtor is subject to the jurisdiction of the Court, the parties irrevocably elect the Court as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement and consent to the jurisdiction of the Court.

            SECTION 10.4 Notices.  Any  notice, request or other communication
                         -------
required or permitted under this Agreement must be in writing and are deemed to have been duly given (i) when received if personally delivered, (ii) within five calendar days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) after being sent by facsimile, with confirmed answerback and (iv) within one business day of being sent by established overnight courier, to the parties at their respective addresses set forth below.

        To the Debtor:              Strawberries Inc.
                                    205 Fortune Boulevard
                                    Milford, Massachusetts  01757
                                    Attn:
                                    Telephone:
                                    Facsimile:

        With a copy to:             Kaye, Scholer, Fierman,
                                    Hays & Handler, LLP
                                    425 Park Avenue
                                    New York, New York  10022
                                    Attn:  Mitchel H. Perkiel, Esq.
                                    Telephone:  (212) 836-8000
                                    Facsimile:  (212) 836-8689

        To the Purchaser

          or Trans World:           Record Town, Inc. or

                                    Trans World Entertainment Corporation
                                    38 Corporate Circle
                                    Albany, New York  12203
                                    Attn:  Robert J. Higgins

                                    John J. Sullivan
                                    Telephone:  (518) 452-1242
                                    Facsimile:  (518) 452-7833

        With a copy to: Jones, Day, Reavis & Pogue
                                    77 West Wacker
                                    Chicago, Illinois  60601
                                    Attn:  Timothy R. Pohl, Esq.
                                    Telephone:  (312) 782-3939
                                    Facsimile:  (312) 782-8585

Any party by written notice to the others given in accordance with this Section
10.4 may change the address or the persons to whom notices or copies thereof are to be directed.

            SECTION  10.5 Counterparts.  This Agreement may be executed in any
                          ------------
number of counterparts, each of which is deemed to be an original and all of which together will constitute one and the same instrument.

            SECTION 10.6 Assignment.   This  Agreement  is  binding  upon  and
                         ----------
inures to the benefit of the successors and assigns of each party to this Agreement (including, any trustee appointed in respect of the Debtor under the Bankruptcy Code), but no rights, obligations or liabilities under this Agreement may be assignable by any party without the prior written consent of the other party.

            SECTION 10.7 Waivers.  Any waiver by any party  of  any  violation
                         -------
of, breach of or default under any provision of this Agreement or any other agreements provided for in this Agreement, by the other parties will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for in this Agreement.

            SECTION  10.8  Severability.   Any   term  or  provision  of  this
                           ------------
Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            SECTION 10.9 Construction.  The  parties have participated jointly
                         ------------
in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law is deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "knowledge" means knowledge obtained or obtainable after due inquiry and reasonable investigation.

            SECTION 10.10 Third Parties.  Nothing  expressed or implied in this
                          -------------
Agreement is intended, or will be construed, to confer upon or give any person or entity other than the Purchaser and the Debtor any rights or remedies under or by reason of this Agreement.

            SECTION 10.11 Schedules and Exhibits.  The Schedules and  Exhibits
                          ----------------------
attached to this Agreement are incorporated in this Agreement and are a part of this Agreement for all purposes.

            SECTION 10.12 Headings.  The headings in this Agreement are solely
                          --------
for convenience of reference and will not be given any effect in the construction or interpretation of this Agreement.

            SECTION 10.13 References to Agreements.  All  references  in  this
                          ------------------------
Agreement to other agreements refer to such agreements as amended, restated, supplemented or otherwise modified from time to time, unless such reference specifically states otherwise.

            SECTION 10.14 Remedies Not Exclusive.  No remedy conferred by  any
                          ----------------------
of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given under this Agreement or hereafter existing at law or in equity or by statute or otherwise. No remedy will be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies does not constitute a waiver of the right to pursue other available remedies.

                                  *   *   *

Executed as of the day and year first above written.

                               STRAWBERRIES INC.

                               By: /s/ROBERT L. KLIEWE
                                  -------------------------
                               Name: Robert L. Kliewe
                               Title: Chief Financial Officer

                               RECORD TOWN, INC.

                               By: /s/JOHN J. SULLIVAN
                                  -------------------------
                               Name: John J. Sullivan

                               Title: Senior Vice President of Finance and
                                      Chief Financial Officer

                               TRANS WORLD ENTERTAINMENT CORPORATION

                               By:/s/ JOHN J. SULLIVAN
                                  -------------------------
                               Name: John J. Sullivan

                               Title: Senior Vice President of Finance and
                                      Chief Financial Officer